EXHIBIT 99.1

Success Entertainment Group International

Announces the Acquisition of Utility Management Corp.

Tulsa, Oklahoma--(-Newsfile Corp.–July 17, 2020-)--Success Entertainment Group International, Inc. (OTCQB: SEGN), (the “Company,” or “SEGN”), today announced that its subsidiary, Renavotio Infratech, Inc. (“RII”), closed its acquisition of Utility Management Corp. (“UMC”), a Delaware company, and its two (“2”) key subsidiaries, each of which, an Oklahoma limited liability company, Utility Management & Construction, LLC (“UMCCO”) and Cross-Bo Construction, LLC (“Cross-Bo”).

The purchase price of Four Million Five Hundred Thousand US Dollars, ($4,500,000.00) was paid as follows: (i) an initial amount of Three Hundred and Fifty-four Thousand US Dollars ($354,000.00) was paid in cash and notes; (ii) RII assumed Two Million Eight Hundred and Forty Six Thousand US Dollars ($2,846,000.00) in UMC debt; and (iii) One Million Three Hundred Thousand Dollars, ($1,300,000.00) worth of Success Entertainment Group International, Inc., (“SEGN”) common stock was issued at $.07 a share, equivalent to 18,571,428 restricted SEGN shares.

Founded in 1962, UMCCO is a leader in small-community utility management and has operations which have provided water-systems management to over 1200 customers. UMCCO specializes in the management and operation of small utility systems (Rural Waters Systems or Public Trusts or Authority), including record keeping, reporting, budgeting, customer correspondence, billing and engineering.

UMCCO utilizes licensed Technology Solutions providing GIS solutions, infrastructure management, and “smart city” infrastructure technology to construction, environmental consulting, utility, and government clients in the United States. This technology offers two principal products, enabling local and distributed teams to collect field data using mobile devices (iOS and Android) and manage geospatial data using a web interface as a collection of components and application program interfaces (APIs) that makes creating a full, custom mapping solution swift and simple. These components further enable extensive and intensive data analysis, routing, and dissemination of geospatial information.

UMC’s second subsidiary, Cross-Bo Construction, LLC, specializes in Utility System installation and maintenance. Cross-Bo provides the hard assets and expertise to install pipelines for water, wastewater, storm water and gas systems up to thirty-six (“36”) inches in diameter. Its Hydrovac excavators, drilling, and heavy excavating equipment lets Cross-Bo compete in the municipal utility bidding market for installation of water, waste water, storm water, and gas system construction and installation. Cross-Bo has expertise in the installation of HDPE, PVC, and Ductile Piping Systems.  The company is expanding into  fiber optic installation and participating in the 5G roll out with targeted Telcom relationships.

“This is a major milestone and these are the first building blocks in the foundation of Renavotio’s planned rejuvenation of SEGN, by acquiring and integrating additional operating companies.  We are planning for future success and this is a significant and important acquisition that we expect will allow us to succeed at our planed growth and this new and exciting direction for the public Company. Our plan is to build a partnership with our investors, stakeholders and employees of the newly acquired companies, which we hope will manifest itself in a positive direction that benefits everyone,  said Billy Robinson, CEO of SEGN.

ABOUT SUCCESS ENTERTAINMENT GROUP INTERNATIONAL INC. (SEGN)

Success Entertainment Group International Inc. (OTCQB: SEGN), plans to operate three (3) infrastructure and financial based models, Fiber optic, 5G and utility management, medical technology, and personal protective equipment (PPE) infrastructure products, e-commerce based organization, sharing platforms and database membership financial growth management. Such revenue streams may contribute viable and steady growth to the Company.

ABOUT RENAVOTIO INFRATECH (RII)

RII is a holding company focused on infrastructure opportunities including Medical, 5G, utility construction, utility management, IoT, water, waste management technology and related industries. RII initial targets along with recent medical protective gear are infrastructure companies with utility construction, consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long term savings utilizing smart utility monitoring and dedicated engineering and service personnel. These platforms capture utility data from hand-held GPS devices or in-place sensors, with planned use of drones to identify waste contamination, leak detection, and topographic underground utility installation planning.

ABOUT UTILITY MANAGEMENT CORP

Utility Management Corp is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries. One subsidiary, Utility Management and Construction (UMCCO), is an engineering and smart utility management company that provides a one-stop solution for rural communities to reduce the consumption of electricity, natural gas and water utilities for commercial, industrial and municipal end users.  UMCCO’s unique approach creates immediate bottom line savings for clients, by providing the engineering, planning, permitting and installation through their second wholly-owned subsidiary, Cross-Bo Construction, specializing in water, sewer, Telcom, and 5G design and installation, establishing a long-term value proposition while also achieving respective sustainability goals.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain "forward-looking statements" under applicable US securities legislation. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to: general business, economic, competitive, political and social uncertainties; delay or failure to receive board, shareholder or regulatory approvals, where applicable and the state of the capital markets. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

IR Contact:

Success Entertainment Group International Inc.

Email Contact:  brobinson@renavotio.com

Telephone: +1(504) 722-7402

Skyline Corporate Communications Group, LLC

Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 10th Floor

New York, NY 10020

Office: (646) 893-5835

Email: lisa@skylineccg.com

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